EXHIBIT 21.1

                              LIST OF SUBSIDIARIES


      The Knockout Group, Inc., a Delaware corporation and wholly owned subsidiary of Knockout Holdings, Inc.

      Access: New Age Corp., a New Jersey corporation and 50%-owned subsidiary of Knockout Holdings, Inc.